Exhibit 10.1

Yatsen Holding Limited

THIRD AMENDED AND RESTATED SHARE OPTION PLAN

1.	DEFINITIONS

(a)	In this Plan, except where the context otherwise requires, the following words and expressions have the following meanings:

“Acceptance Date”	means the date upon which an offer for an Option must be accepted by the relevant Eligible Employee, being a date not later than ten (10) days after the Option is offered to an Eligible Employee but not after the Expiration Date;

“Acceptance Letter”	has the meaning ascribed to it in Section 3(c);

“Administrator”	means HUANG Jinfeng (黄锦峰);

“Adoption Date”	means September 11, 2020 the date on which this Plan is adopted by resolution of the shareholders of the Company;

“Board”	means the board of directors of the Company for the time being;

“Cause”	means with respect to the termination of any Grantee as an Eligible Employee by the Company or any Subsidiary, as applicable, due to the Grantee’s: (i) performance of any act or failure to perform any act in bad faith and to the detriment of the Company or such Subsidiary; (ii) dishonesty, intentional misconduct or material breach of any agreement with the Company or such Subsidiary (including without limitation, the employment agreement, the consultancy agreement, the confidentiality and intellectual property rights assignment agreement and the non-compete and non-solicitation agreement, where applicable) or any internal rules and regulations of the Company or such Subsidiary (including without limitation, the employee handbook, financial rules and attendance rules); (iii) commission of a crime, or (iv) any other ground on which an employer would be entitled to terminate his or her employment at common law or pursuant to an any applicable laws or under the Grantee’s service contract with the Company or the relevant Subsidiary;

“Change in Control”	means the consummation of a merger, consolidation, reorganization, recapitalization or share exchange involving the Company, a sale of the shares of the Company or a sale or other disposition of all or substantially all of the assets of the Company in one or a series of transactions, unless, immediately following such merger, consolidation, reorganization, recapitalization, share exchange or transactions, all or substantially all of the individuals and entities who were the beneficial owners of the shares of the Company immediately prior to such merger, consolidation, reorganization, recapitalization, share exchange or transactions, beneficially own, directly or indirectly, more than fifty percent (50%) of the combined voting power represented by the Company’s then outstanding shares;

“Commencement Date”	means, in respect of an Eligible Employee, the date set out in the Letter of Offer to such Eligible Employee, upon which the Option granted to such Eligible Employee commences to vest;

“Company”	means Yatsen Holding Limited, a company incorporated under the laws of the Cayman Islands;

“Eligible Employee”	means any full-time employee of the Company or any Subsidiary (including directors of the Company or any Subsidiary) or any other person who devotes their time and efforts to the business, management and operation of the Company and/or any Subsidiary, as determined by the Administrator;

“Exercise Price”	means the price per Share at which a Grantee may subscribe for Shares on the exercise of an Option;

“Expiration Date”	means, in respect of an Option, the date of expiration of the Option as may be determined by the Administrator which shall not be later than the tenth (10th) anniversary of the date such Option being fully vested;

“Founders”	HUANG Jinfeng (黄锦峰), a PRC citizen whose PRC ID number is ***; CHEN Yuwen (陈宇文), a PRC citizen whose PRC ID number is ***; LYU Jianhua (吕建华), a PRC citizen whose PRC ID number is ***;

“Founder Party”	means each of the Founders and any entity established or to be established by any Founder for the purpose of holding any equity interest in the Company;

“Grantee”	means any Eligible Employee who accepts the offer of the grant of an Option in accordance with the terms of this Plan or (where the context so permits) a person or persons who, in accordance with the laws of succession applicable in respect of the death of a Grantee, is or are entitled to exercise the Option granted to such Grantee (to the extent not already exercised) in consequence of the death of such Grantee;

“Initial Adoption Date”	means September 5, 2018.

“IPO”	means a public offering of Ordinary Shares of the Company (or securities representing such Ordinary Shares) on an internationally recognized securities exchange or inter-dealer quotation system, as duly approved according to the memorandum and articles of association of the Company then in effect.

“Letter of Offer”	has the meaning ascribed to it in Section 3(b);

“Option”	means an option to subscribe for Shares granted pursuant to this Plan;

“Option Period”	means in respect of an Option, the period commencing on the Commencement Date and expiring on the Expiration Date for such Option;

“Plan”	means this Share Option Plan, the rules of which are set out in this document, in its present or any amended form;

“PRC”	means the People’s Republic of China and for the purpose of this Plan, it shall exclude Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan;

“Shares”	means class A ordinary shares of the Company, par value US$0.00001 or such other nominal amount as shall result from a sub-division, reduction, consolidation, reclassification or reconstruction of the share capital of the Company;

“Shareholders Agreement”	means the shareholders agreement with respect to the Company entered into by and among the Company, shareholders of the Company and certain other parties, as amended from time to time;

“Subsidiary”	means a subsidiary for the time being of the Company;

“US$”	means the legitimate currency of the United States, or the RMB equivalents (the foreign exchange rate for RMB against US$ shall be the median exchange rate for the relevant currencies published on the official website of the People’s Bank of China on the date of exercise of an Option); and

“Vesting Schedule”	means in relation to an Option, a schedule for the vesting of Shares comprised in such Option during the Option Period to be determined by the Administrator on the date of grant of that Option.

(b)

Section headings are inserted for convenience of reference only and shall be ignored in the interpretation of this Plan. Unless the context otherwise requires, references to Sections are to Sections of this Plan. The singular includes the plural and vice versa and references to one gender shall include all genders.

2.	PURPOSE, DURATION AND ADMINISTRATION

(a)

The purpose of this Plan is to provide Eligible Employees with the opportunity to acquire proprietary interests in the Company and to incentivize the Eligible Employees to enhance the value of the Company and its Shares for the benefit of the Company and its Shareholders as a whole. The Plan will provide the Company with a flexible means of retaining, incentivizing, rewarding, remunerating, compensating and/or providing benefits to Eligible Employees.

(b)

This Plan shall be subject to the administration of the Administrator whose decision as to all matters arising in relation to this Plan or its interpretation or effect (except as otherwise provided herein) shall be final and binding on all parties.

(c)

Subject to Section 12, this Plan shall be valid and effective for a period of ten (10) years commencing on the Adoption Date, after which period no further Options will be issued but the provisions of this Plan shall remain in full force and effect in all other respects.

3.	OPTIONS

(a)

The Administrator shall, in accordance with the provisions of this Plan, be entitled at any time following the Initial Adoption Date and before the date that is the tenth (10th) anniversary of the Adoption Date, to offer to grant an Option to any Eligible Employee whom the Administrator may at its sole and absolute discretion select and subject to such conditions as it may think fit.

(b)

An offer of the grant of an Option shall be made to an Eligible Employee by letter of offer (the “Letter of Offer”), requiring the Eligible Employee to undertake to hold the Option on the terms on which it is to be granted and to be bound by the provisions of this Plan and shall remain open for acceptance by the Eligible Employee concerned for a period of ten (10) days from the date upon which it is made or such other period determined by the Administrator.

(c)

An Option shall be deemed to have been granted and accepted by an Eligible Employee and to have taken effect when the acceptance letter (the “Acceptance Letter”) in substantially the form set out in Exhibit A, subject to such modification as the Administrator may from time to time determine, is completed, signed and returned by the Grantee, and is received by the Company at its principal office or such other address as determined by the Administrator. Such remittance shall in no circumstances be refundable.

(d)

Any offer of the grant of an Option may be accepted in respect of less than the number of Shares in respect of which it is offered provided that it is accepted in respect of a multiple of one (1) Share. To the extent that the offer of the grant of an Option is not accepted by the Acceptance Date, it will be deemed to have been irrevocably declined.

(e)

An Option shall be personal to the Grantee and shall not be assignable and no Grantee shall in any way sell, transfer, charge, mortgage, encumber or create any interest (legal or beneficial) in favor of any third party over or in relation to any Option or attempt so to do, except with the prior written consent of the Administrator from time to time. Any breach of the foregoing shall entitle the Company to cancel any outstanding Option or any part thereof granted to such Grantee.

4.	EXERCISE PRICE

The Exercise Price in relation to each Option offered to an Eligible Employee shall be determined by the Administrator in its absolute discretion but in any event shall not be less than the par value of the Share.

5.	EXERCISE OF OPTIONS

(a)

Subject to Section 5(b) below and compliance with any applicable laws of the listing venue of the IPO and applicable PRC laws and regulations, including without limitation, any PRC laws and regulations with respect to foreign exchange, unless otherwise agreed by the Administrator, an Option shall be exercised in whole or in part only after the IPO by the Grantee (or by his or her legal personal representative(s)) giving notice in writing to the Company in substantially the form set out in Exhibit B stating that the Option is thereby exercised and the number of Shares in respect of which it is exercised. Each such notice must be accompanied by a remittance for the full amount of the Exercise Price for the Shares in respect of which the notice is given. Within thirty (30) days after receipt of the notice and the remittance and, where appropriate , the Company shall allot and issue the relevant Shares to the Grantee (or to his or her legal personal representative(s)) credited as fully paid with effect from (but excluding) the relevant exercise date and issue to the Grantee (or to his or her legal personal representative(s)) certificates in respect of the Shares so allotted.

(b)

Subject as hereinafter provided, an Option may be exercised by a Grantee in accordance with the Vesting Schedule and the additional conditions to exercising as provided in the Letter of Offer (if any) applicable to that Option; provided that:

(i)

in the event of the Grantee ceasing to be an Eligible Employee for any reason other than his or her death, disability or the termination of his or her employment on one or more of the grounds specified in Section 6(d), unless otherwise agreed by the Administrator, the Grantee may exercise any Option that has vested at the date of cessation (to the extent not already exercised) within the longer period of (X) three (3) months following the date of such cessation, which date shall be the last actual working day with the Company or the relevant Subsidiary whether salary is paid in lieu of notice or not, and (Y) six (6) months following the IPO of the Company;

(ii)

if a general offer is made to all the holders of Shares (or all such holders other than the offeror and/or any person controlled by the offeror and/or any person acting in association or in concert with the offeror) and such offer becomes or is declared unconditional during the Option Period of the relevant Option, the Administrator has the sole and exclusive right to determine the disposal of such Options that have vested in full (to the extent not already exercised) and that have not vested; and

(iii)

All the unvested Options and vested but unexercised Options shall be cancelled at the date of commencement of the winding-up of the Company, and the Company have the right to repurchase from the Grantee all or any part of the Shares allotted to such Grantee upon the exercise of an Option held by such Grantee at nil consideration.

(c)	The Shares to be allotted upon the exercise of an Option will be subject to:

(i)

all the provisions of the memorandum and articles of association of the Company then in force and will rank pari passu with the fully paid Shares in issue on the relevant exercise date of an Option in respect of transfer and other rights including those arising on a liquidation of the Company and rights in respect of any dividend or other distributions paid or made after the relevant exercise date of an Option other than any dividend or other distributions previously declared or recommended or resolved to be paid or made if the record date therefor shall be on or before the relevant exercise date; and

(ii)

the same restrictions and obligations as those imposed on any Founder Party, and/or the Shares held by any Founder Party set forth in the Shareholders Agreement, and the memorandum and articles of association of the Company (as amended), including but not limited to the transfer restriction.

(d)

The Grantee hereby irrevocably and unconditionally constitutes and appoints HUANG Jinfeng (黄锦峰) with full power of substitution as the Grantee’s true and lawful attorney and irrevocable proxy, for and in the Grantee’s name, to vote each of the Shares allotted to him or her upon the exercise of an Option as the Grantee’s proxy, at every meeting of the shareholders of the Company or any adjournment thereof or in connection with any written consent of the Company’s shareholders. The Grantee intends the foregoing proxy to be, and it shall be, irrevocable and coupled with an interest and hereby revokes any proxies previously granted by the Grantee with respect to the Shares.

(e)

In the event that the Grantee has ceased to be an Eligible Employee of the Company or of any Subsidiary by the termination of his or her employment by reason of retirement, death or disability or any other reason without Cause, in which case none of the events which would have been a ground for termination of his or her employment under Section 6(d) exists:

(i)

the Company shall have the right to, as determined by the Administrator in his sole and absolute discretion, (X) cancel all the unvested Options, or (Y) permit the unvested Options to continue vesting in accordance with the Vesting Schedule;

(ii)

the Company shall have the right (but not obligation) to, at any time and from time to time, as determined by the Administrator in his sole and absolute discretion, repurchase from the Grantee (or his or her legal personal representative(s)) (X) all or any part of the Shares allotted to such Grantee upon the exercise of an Option at the reasonable price as determined by the Administrator in good faith; and (Y) all vested but unexercised Options held by such Grantee at a price equivalent to the difference between the Exercise Price of such Options and the reasonable price of the underlying Shares as determined by the Administrator in good faith; and

(iii)

the Company shall have the right to, at any time and from time to time, as determined by the Administrator in his sole and absolute discretion, cancel all vested but unexercised Options held by such Grantee.

(f)

In the event that the Grantee (i) has ceased to be an Eligible Employee of the Company or of any Subsidiary by the termination of his or her employment for Cause; or (ii) has breached this Plan or any exhibit hereof in any material respect, unless otherwise agreed by the Administrator, all the unvested Options and all the vested but unexercised Options shall be cancelled by the Company, and the Company shall have the right (but not obligation) to, as determined by the Administrator in his sole and absolute discretion, at any time and from time to time, repurchase from the Grantee all or any part of the Shares allotted to such Grantee upon the exercise of an Option held by such Grantee at the Exercise Price of such Option.

(g)

In the event that the Grantee’s status changes from employee or director to consultant or the Grantee’s job position is adjusted, the Company shall have the right to adjust the unvested Options, as determined by the Administrator in his sole and absolute discretion.

(h)	Notwithstanding the forgoing, if any term provided in this Section 5 is contradictory to or inconsistent with the Letter of Offer, the Letter of Offer shall prevail.

6.	EXPIRATION OF OPTION

An Option, (i) if vested, shall automatically lapse (to the extent not already exercised), or (ii) if unvested, shall automatically be cancelled and cease vesting, in each case on the earliest of:

(a)	subject to Section 5(b), the Expiration Date relevant to that Option;

(b)	the expiration of any of the periods referred to in Section 5(b)(i), (ii) or (iii);

(c)	subject to Section 5(b)(iii), the date of commencement of the winding-up of the Company;

(d)	the date on which the Grantee ceases or is terminated to be an Eligible Employee of the Company or of any Subsidiary by the termination of his or her employment for Cause; or

(e)	the date on which the Administrator shall exercise the Company’s right to cancel the Option pursuant to this Agreement.

7.	MAXIMUM NUMBER OF SHARES AVAILABLE FOR SUBSCRIPTION

(a)

The maximum number of Shares in respect of which Options may be granted under this Plan shall be 249,234,508. If any Shares subject to an Options are forfeited, or an Option is cancelled, expired or otherwise terminated without issuance of Shares and any consideration, such Shares shall, to the extent of such forfeiture, cancellation, expiration, termination, again be available for issuance under the Plan.

(b)

The maximum number of Shares referred to in Section 7(a) shall be adjusted, in such manner as the Board shall deem appropriate, fair and reasonable in good faith in the event of any alteration in the capital structure of the Company in accordance with Section 8 below whether by way of capitalization of profits or reserves, rights issue, consolidation, reclassification, reconstruction, subdivision or reduction of the share capital of the Company.

8.	CAPITAL RESTRUCTURING

In the event of any alteration in the capital structure of the Company when any Option remains exercisable, whether by way of capitalization of profits or reserves, rights issue, consolidation, reclassification, reconstruction, subdivision or reduction of the share capital of the Company or otherwise, such corresponding alterations (if any) shall be made (except on an issue of securities of the Company as consideration in a transaction which shall not be regarded as a circumstance requiring alteration or adjustment, as determined by the Administrator) in:

(a)	the number of Shares subject to any Option so far as such Option or any part thereof remains unexercised; and/or

(b)	the Exercise Price; and/or

(c)	the method of exercise of the Option;

as the Administrator shall deem appropriate fair and reasonable; provided that any such alterations shall be made on the basis that a Grantee shall have the same proportion of the equity capital of the Company as that to which he or she was entitled to subscribe had he or she exercised all the Options held by him or her immediately before such adjustments and the aggregate Exercise Price payable by a Grantee on the full exercise of any Option shall remain as nearly as possible the same as (but shall not be greater than) it was before such event and that no such alterations shall be made the effect of which would be to enable a Share to be issued at less than its nominal value.

9.	SHARE CAPITAL

The exercise of any Option shall be subject to the members of the Company in general meeting approving any necessary increase in the authorized share capital of the Company, if necessary. Subject thereto, the Administrator shall make available sufficient authorized but unissued share capital of the Company to meet subsisting requirements for the exercise of Options.

10.	LIABILITY AND DISPUTES

In the event that any Grantee breaches this Plan, any exhibit hereof or any other agreements with the Company or any Subsidiary, such Grantee shall (i) indemnify and hold harmless the Company from and against any and all losses suffered by the Company, and (ii) refund to the Company any benefit he or she obtained under the Plan, including without limitation any gains he or she receives in connection with any disposal of any Option or Shares upon exercise of any Option.

Any dispute arising in connection with this Plan (whether as to the number of Shares the subject of an Option, the amount of the Exercise Price or otherwise) shall be referred to the decision of the Administrator and whose decision shall, in the absence of manifest error, be final and conclusive and binding on all persons who may be affected thereby.

11.	ALTERATION OF THEPLAN

(a)

Subject to Section 11(b), this Plan may be altered in any respect by resolution of the Board; provided that no such alteration shall operate to affect adversely the terms of issue of any Option granted or agreed to be granted prior to such alteration except with the consent or sanction of such number of Grantees as shall together hold Options in respect of not less than one half in nominal value of all Shares then subject to Options granted under this Plan.

(b)	In the event of Change in Control of the Company, this Plan may be altered by resolution of the Board, and such alternation shall not be subject to the consent or sanction of any Grantee.

(c)

In the event that the shares of the Company are listed, or proposed to be listed, on an internationally recognized stock exchange, this Plan may be altered by resolution of the Board as reasonably required to consummate the listing or as necessary for this Plan to comply with the listing rules of the relevant exchange, and such alternation shall not be subject to the consent or sanction of any Grantee.

12.	TERMINATION OF THE PLAN

The Company, by ordinary resolution of the shareholders in general meeting or resolution of the Board, may at any time terminate the operation of this Plan and in such event no further Options will be offered but in all other respects the provisions of this Plan shall remain in force and Options granted prior to such termination shall continue to be valid and exercisable in accordance with this Plan.

13.	GENERAL

(a)	The Company shall bear the costs of establishing and administering this Plan.

(b)	As determined by the Administrator, a Grantee may be entitled to receive copies of all notices and other documents sent by the Company to holders of the Shares.

(c)

Any notices, documents or other communications between the Company and a Grantee shall be in writing and may be given by sending it by prepaid post, by personal delivery or by electronic mail to, in the case of the Company as notified to the relevant Grantee(s) from time to time and, in the case of the Grantee, his or her address as notified to the Company from time to time.

(d)	Any notice or other communication served:

(i)	by the Company shall be deemed to have been served after the same was put in the electronic mail or 48 hours after the same was put in the post or if delivered by hand, when delivered; and

(ii)	by the Grantee shall not be deemed to have been received until the same shall have been received by the Company.

(e)

All allotments and issues of Shares pursuant to this Plan shall be subject to any necessary consent, registration and approval under the relevant laws and regulations for the time being in the PRC, including but not limited to any registration required by the foreign exchange authority in the PRC. A Grantee shall be responsible for obtaining any governmental or other official consent that may be required by any country or jurisdiction for or in connection with the grant or exercise of an Option. The Company have the right (but not obligation) to withhold tax in accordance with the applicable laws for the Grantee. For the avoidance of doubt, the Company shall not be responsible for any failure by a Grantee to obtain any such consent or for any tax or other liability to which a Grantee may become subject as a result of his or her participation in this Plan.

(f)

This Plan shall not confer on any person any legal or equitable rights (other than those constituting the Options themselves) against the Company directly or indirectly or give rise to any cause of action at law or in equity against the Company. Participation in this Plan by a Grantee shall be a matter entirely separate from any pension right or entitlement he or she may have and from his or her terms or conditions of employment. In particular (but without limiting the generality of the foregoing) any Eligible Employee or Grantee who leaves employment by the Company or Subsidiary for any reason whatsoever shall not be entitled to any compensation for any loss of any right or benefit or prospective right or benefit under this Plan which he or she might otherwise have enjoyed whether such compensation is claimed by way of damages for wrongful dismissal or breach of contract or by way of compensation for loss of office or otherwise howsoever.

14.	GOVERNING LAW

This Plan and all Options granted hereunder shall be governed by and construed in accordance with the laws of Hong Kong.

EXHIBIT A

SHARE OPTION PLAN OF YATSEN HOLDING LIMITED

ACCEPTANCE LETTER

To:    The Administrator

[to insert address]

I have read your Letter of Offer dated [_________], 20[_] (the “Offer Date”) and agree to be bound by the terms and conditions thereof and of the Company’s Share Option Plan (the “Plan”) enclosed therewith. I confirm that my acceptance of the Option will not result in the contravention of any applicable law or regulation in relation to the ownership of shares in the Company or options to subscribe for such shares.

I hereby accept the Option to subscribe for the Option Shares, of the Company (the “Shares”) at the Exercise Price.

I hereby acknowledge that you have not made any representation or warranty or given me any expectation of employment or continued employment to induce me to accept the offer and that the terms of the Plan, the Letter of Offer and this Acceptance Letter constitute the entire agreement between us relating to the offer.

I agree to keep all information pertaining to the grant of the Option to me confidential.

Any action taken or decision made by the Company, the Administrator, or its delegates arising out of or in connection with the construction, administration, interpretation or effect of the Plan or this Acceptance Letter shall lie within its sole and absolute discretion, as the case may be, and shall be final, conclusive and binding on me. By accepting this grant or other benefit under the Plan, I shall be conclusively deemed to have indicated acceptance and ratification of, and consent to, any action taken under the Plan by the Company, the Administrator or its delegates.

I acknowledge: (i) that the Plan is discretionary in nature and may be suspended or terminated by the Company at any time; (ii) that the grant of the options under the Plan is a one-time benefit which does not create any contractual or other right to receive future grants of options, or benefits in lieu of options; (iii) that all determinations with respect to any such future grants, including, but not limited to, the times when rights shall be granted, the exercise price, and the time or times when each right shall be exercisable, will be at the sole and absolute discretion of the Company; (iv) that my participation in the Plan is voluntary; (v) that the value of the option is an extraordinary item of compensation which is outside the scope of my employment contract, if any; (vi) that the option is not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments; (vii) that the right to purchase any Shares ceases upon termination of employment for any reason except as may otherwise be explicitly provided in the Plan; (viii) that the future value of the Shares purchased under the Plan is unknown and cannot be predicted with certainty; and (ix) that if the underlying shares do not increase in value, the option will have no value.

As a condition of the grant of the option, I consent to the collection, use and transfer of personal data as described in this paragraph. I understand that the Company and its Subsidiaries hold certain personal information about me, including but not limited to my name, home address and telephone number, date of birth, Passport/Identity Card Number, salary, nationality, job title, any Shares or directorships held in the Company, details of all options or any other entitlement to Shares awarded, cancelled, exercised, vested, unvested or outstanding in my favor, for the purpose of managing and administering the Plan (the “Data”). I further understand the Company and/or its Subsidiaries will transfer such Data amongst themselves for purposes of implementation, administration and management of my participation in the Plan, and that the Company and/or any of its Subsidiaries may each further transfer such Data to any third parties assisting the Company in the implementation, administration and management of the Plan and who has a duty of confidentiality to the Company. I understand that these recipients may be located locally or overseas. I authorize them to receive, possess, use, retain and transfer the Data, in electronic or other form, for purpose of implementing, administering and managing my participation in the Plan, as may be required for the administration of the Plan and/or the subsequent holding of Shares on my behalf. I understand that I may, at any time, view such Data, require any necessary amendments to it or withdraw the consent herein in writing by contacting HUANG Jinfeng (黄锦峰) at the principal business address of the Company. I understand that if I withdraw the consent herein the Company may terminate my participation in the Plan.

In the event of a conflict between the terms and conditions of the Plan and this Acceptance Letter, I hereby acknowledge and agree that the terms and conditions of the Plan shall prevail.

PLEASE PRINT IN BLOCK LETTERS

Name in full	:

Address	:

Nationality	:

Passport No./ Identity Card No.	:

Signature	:

Date	:

I hereby confirm that I have read and fully understood the Plan, the Letter of Offer and this Acceptance Letter and voluntarily signed this Acceptance Letter. （本人确认已阅读并充分理解员工持股计划、期权要约通知以及接受函的规定，并自愿签署本接受函。）

Notes:

The Acceptance Letter must be forwarded to the Company Secretary in an envelope marked “Private and Confidential”.

EXHIBIT B

SHARE OPTION PLAN OF YATSEN HOLDING LIMITED

NOTICE OF EXERCISE

YATSEN HOLDING LIMITED

[ADDRESS]

Attn: [___________]

I _____________________________ (Name), _________________________(Title) of                                               (Address) hereby exercise [all ] [part] of my Option in the Company’s Share Option Plan and enclose my remittance for shares in [___________] as follows:

Number of Shares subject to Option subscribed for:	[____________]

Exercise Price: (per share)	US$[____]

Total Remittance:	US$[_________]

Signature of Option holder	Date